UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Cedar Fair, L.P.

(Name of Registrant as Specified In Its Charter)

N/A

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On December 6, 2010, Cedar Fair, L.P. issued the following letter to its employees:

December 6, 2010

Dear Fellow Cedar Fair Employee,

Back in 2006, when we acquired the Paramount Parks, I agreed to a five-year extension of my employment agreement to help integrate the Paramount properties into Cedar Fair. Four years later, I’m pleased to say that the 2010 season has been one of the best in our history, reflecting the talent, hard work and determined focus of all of our employees, and is a clear sign to me that the integration has been successfully completed.

As many of you are aware, my employment agreement with Cedar Fair expires on January 2, 2012. As Chairman of the Board, it is also my responsibility to work with the Board of Directors to put together a well-constructed, seamless plan for leadership succession. As part of the final phase in this process, the Board of Directors has retained a leading executive search firm, Korn/Ferry International, to identify and evaluate qualified candidates to succeed me as Chief Executive Officer. Both internal and external candidates will be considered for this important leadership role. The process is under way and is expected to be completed by the end of the second quarter of 2011.

I have been an employee of this company since 1972, and President and Chief Executive Officer since 1986. My time with Cedar Fair has been exciting and very rewarding, as our company has grown from two parks with one hotel, Cedar Point, Valleyfair and Hotel Breakers, into one of the largest amusement park-resort operators in the world with 11 amusement parks, six outdoor waterparks, one indoor waterpark, and five hotels.

Cedar Fair is recognized throughout the amusement industry as having the best managed parks in the world. I am very proud of the company, its record of growth and the success we’ve achieved together. That success has always been, and will always be, a group effort. It consistently reflects your hard work and dedication, and I thank you and your families for our enviable success.

I look forward with great anticipation to the 2011 operating season. We have a great line-up of new attractions at our parks and I know we’ll continue to provide our guests with memories that will last forever. I wish you all a most joyous holiday season and a happy and prosperous 2011!

Sincerely,

Richard L. Kinzel

Chairman, President and

Chief Executive Officer

Additional Information

This may be deemed to be solicitation material in respect of the proposals described in Amendment No. 1 to the preliminary proxy statement on Schedule 14A, filed by the Company on December 2, 2010. In addition, the Company will file with, or furnish to, the Securities and Exchange Commission (the “SEC”) all relevant materials, including a definitive proxy statement on Schedule 14A (when available). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING, AMENDMENT NO. 1 TO THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY THE COMPANY ON DECEMBER 2, 2010 AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. The definitive proxy statement on Schedule 14A (when available) will be mailed to unitholders of the Company. Investors and security holders will be able to obtain a copy of the preliminary proxy statement, definitive proxy statement (when available) and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s unitholders will also be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com, or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.